Exhibit 23.2

200 Spectrum Center Drive, Suite 300 Irvine, CA 92618 (714) 234-5980 www.BCRGCPAS.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of Check-Cap Ltd. of our audit report dated June 24, 2026, with respect to the financial statements of MBody AI Corp as of December 31, 2025 and December 31, 2024, and for the year ended December 31, 2025, and for the period from October 7, 2024 (date of formation) to December 31, 2024.

We also consent to the reference to us as an expert under the heading “Experts” in such Registration Statement.

/s/ BCRG Group

Irvine, California

July 24, 2026